EXHIBIT 10.1

PREMIER BIOMEDICAL, INC.
DIRECTORS BRIDGE LOAN AGREEMENT
PROMISSORY NOTE

$50,000.00	November 18, 2013 (the “Issue Date”) El Paso, TX

For value received, Premier Biomedical, Inc., a Nevada corporation (the “Company”), hereby promises to pay to ____________, an individual, or his assigns (the “Holder”) the principal sum of Fifty Thousand Dollars ($50,000.00) (the “Principal Amount”), plus the prepayment premium identified in Section 3 hereof (the “Prepayment Premium” and, together with the Principal Amount, the “Total Note Repayment Amount”). The Total Note Repayment Amount shall be due and payable on or before 5:00 p.m., Eastern Standard Time, on the earlier of (a) the date which is nine (9) months from the date hereof, or (b) three (3) business days following the receipt by the Company of funding (net of offering expenses, including finders fees, commissions, legal and other fees, and discounts) from any source, of at least One Million Dollars ($1,000,000) (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 4 hereof). Payment of all amounts due hereunder shall be made to the Holder per the instructions in Section 5 hereof. Interest shall accrue on the outstanding Principal Amount on an annual basis at a rate of Eight Percent (8.0%).

1. HISTORY OF THE NOTE. This Promissory Note is part of a series of promissory notes issued to members of the Company’s Board of Directors.

2. PAYMENT OF THE NOTE. The Total Note Repayment Amount of this Note and all accrued interest on the Principal Amount shall be paid by the Company on or before the Maturity Date.

If any payment of the Principal Amount, Prepayment Premium, Total Note Repayment Amount, or interest under this Note shall not be made within ten (10) business days when due, a late charge of ten percent (10%) of the outstanding payment amount may be charged by Holder for the purpose of defraying the expenses incident to handling such delinquent payments. Such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Holder due to the failure of Company to make timely payments.

3. PREPAYMENT PREMIUM. Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning on the Issue Date and ending on the Maturity Date, the Company shall have the right, exercisable on not less than three (3) business days prior written notice to the Holder of the Note, to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 3. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered address and shall state: (1) that the Company is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not less than three (3) business days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the Total Note Repayment Amount, plus accrued and unpaid interest on the Principal Amount, to or upon the order of the Holder as specified by the Holder in writing to the Company at least one (1) business day prior to the Optional Prepayment Date. For purposes of calculating the Total Note Repayment Amount, the Prepayment Premium shall be determined by multiplying the then-outstanding principal amount of this Note by the Prepayment Premium based on the following schedule:

No. of Days After Issue Date:	Prepayment Premium:
0-30 days	115%
31-60 days	120%
61-90 days	125%
91-120 days	130%
121 days or more	135%

In the event the Note is not prepaid prior to the Maturity Date, the Prepayment Premium of 135% shall apply.

4. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any amount pursuant to this Note;

(b) The material breach of any representation or warranty in this Note;

(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 4;

(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

In the event the Holder becomes aware of a breach of Sections 4(a), (b) or (c), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) calendar days after notice to cure such breach.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any unpaid portion of the Total Note Repayment Amount due to Holder, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Total Note Repayment Amount due to Holder shall immediately become due and payable without any such notice.

5. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Premier Biomedical, Inc. P.O. Box 31374 El Paso, TX 79930 Attn: William A. Hartman, President Facsimile (___) ______________________

with a copy to:	Clyde Snow & Sessions, PC 201 S. Main Street, 13th Floor Salt Lake City, UT 84111 Attn: Brian A. Lebrecht Facsimile (801) 521-6280

If to Holder:	______________________ ______________________ ______________________ Facsimile (___) __________

or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

6. ASSIGNMENT. In the event Company sells substantially all of its assets owned at the time of execution of this Note, Holder hereby agrees to the assignment of the Note to the buyer or transferee of the assets of the Company, provided that the assignee in such transaction assumes all of the Company’s obligations under this Note. The Company will execute or obtain all documents reasonably requested by the Holder in furtherance of such purported assignee’s assumption of obligations.

7. GOVERNING LAW; VENUE. This Note is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Texas. Any cause of action brought to enforce any provision of this Note shall be brought in the appropriate court in El Paso County, Texas. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Note, which shall otherwise remain in full force and effect. This Note shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

8. ATTORNEY’S FEES. The Company agreed to pay the following costs, expenses, and attorneys' fees paid or incurred by Holder, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and attorneys' fees paid or incurred in connection with the collection or enforcement of this Note, and (ii) costs of suit and such sum as the court may adjudge as attorneys' fees in any action to enforce payment of this Note or any part of it.

9. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

10. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder. No delay or omission by Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of Holder. A waiver on one occasion shall not be construed as a bar to or waiver of any right in the future.

11. SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

12. EXPENSES. Each Party shall pay their own expenses in connection with this Note.

13. TRIAL BY JURY. COMPANY (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS HOLDER AND HOLDER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY COMPANY, KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, Company has executed this Promissory Note as of the date first written above.

“Company”

Premier Biomedical, Inc.,
a Nevada corporation

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By:
Its:

Acknowledged:

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By: